Exhibit 99.1

Investor Contact: The Ruth Group Tram Bui Tel: 646-536-7035 tbui@theruthgroup.com

Evoke Pharma Reports First Quarter 2019 Financial Results

Projected cash runway extended to first quarter 2020

SOLANA BEACH, CA, May 8, 2019 – Evoke Pharma, Inc. (NASDAQ: EVOK), a specialty pharmaceutical company focused on treatments for gastrointestinal (GI) diseases, today announced its financial results for the first quarter ended March 31, 2019.

“We remain diligent in the preparation of our resubmission of the Gimoti™ (metoclopramide nasal spray) new drug application (NDA) to address the approvability issues raised in the complete response letter from FDA. As requested by FDA, and as previously planned, we expect to start manufacturing registration batches of Gimoti prior to the end of this quarter through our partner, Thermo Fisher Scientific, a global contract development and manufacturing organization. With this manufacturing, we will also be in a position to provide FDA with additional acceptance criteria support for the proposed droplet size distribution and other pump performance characteristics of the nasal sprayer. We have also initiated a root cause analysis to identify the source of the pharmacokinetic (PK) variability observed in less than 5% of the administered doses of Gimoti in our completed PK study. Based on the analysis findings, the NDA resubmission may include potential mitigation strategies. We look forward to meeting with FDA to finalize our plans and to implement the Agency’s recommendations for addressing these remaining approvability issues,” said Dave Gonyer, R.Ph., President and CEO.

“Furthermore, as we continue to effectively manage our cash position, we have extended our cash runway into the first quarter of 2020, which we believe will be sufficient to see us through the NDA resubmission,” concluded Mr. Gonyer.

First Quarter 2019 Financial Review

For the first quarter of 2019, net loss was approximately $2.0 million, or $0.11 per basic share, compared to a net loss of approximately $2.0 million, or $0.13 per basic share for the first quarter of 2018.

Research and development expenses totaled approximately $0.7 million for the first quarter of 2019, compared to approximately $1.4 million for the first quarter of 2018.

For the first quarter of 2019, general and administrative expenses were approximately $1.2 million compared to approximately $1.0 million for the first quarter of 2018.

Total operating expenses for the first quarter of 2019 were approximately $2.0 million, compared to total operating expenses of approximately $2.4 million for the prior period of 2018.

As of March 31, 2019, the Company’s cash and cash equivalents were approximately $4.0 million. Based on Evoke’s current operating plan, the Company’s existing cash and cash equivalents, we believe, will be sufficient to fund operations into the first quarter of 2020.

About Evoke Pharma, Inc.

Evoke is a specialty pharmaceutical company focused primarily on the development of drugs to treat GI disorders and diseases. The Company is developing Gimoti, a nasal spray formulation of metoclopramide, for the relief of symptoms associated with acute and recurrent diabetic gastroparesis in adult women.

Diabetic gastroparesis is a GI disorder affecting millions of patients worldwide, in which the stomach takes too long to empty its contents resulting in serious digestive system symptoms. The gastric delay caused by gastroparesis can compromise absorption of orally administered medications. Metoclopramide is currently available only in oral and injectable formulations and is the only drug currently approved in the United States to treat gastroparesis. Visit www.EvokePharma.com for more information.

Safe Harbor Statement

Evoke cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negatives of these terms or other similar expressions. These statements are based on the company’s current beliefs and expectations. These forward-looking statements include statements regarding: the potential timing of Evoke’s resubmission of the Gimoti NDA; the timing and volume of Evoke’s manufacturing run with Thermo Fisher Scientific; the potential timing of FDA action on the NDA and potential approval and product launch for Gimoti; Evoke’s belief that it can address the approvability issues raised by the FDA in the complete response letter to the Gimoti NDA, including pump performance issues raised by FDA; Evoke’s expectations that it can include a risk mitigation strategy acceptable to FDA; and Evoke’s projected cash runway into the first quarter of 2020 and the expected expenses required to resubmit the Gimoti NDA; . The inclusion of forward-looking statements should not be regarded as a representation by Evoke that any of its plans will be achieved. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in Evoke’s business, including, without limitation: Evoke could incur significant additional expenses prior to the Gimoti NDA resubmission which could significantly shorten our projected cash runway; FDA may not agree with our plan to resubmit the NDA, including our plan to address the approvability issues raised by FDA in its complete response letter; FDA may disagree that the root cause analysis or the registration batches will address the PK variability or droplet size distribution issues raised by FDA; FDA may not agree with Evoke’s interpretation of the results of clinical trials of Gimoti; later developments with FDA that may be inconsistent with the already completed meetings; the possibility of an advisory committee meeting related to the NDA; the inherent risks of clinical development of Gimoti; Evoke’s reliance on a third party, Novos Growth Partners (NGP), for critical aspects of the commercialization of Gimoti; the performance of NGP and its adherence to the terms of the agreement with Evoke; Evoke’s ability to timely secure a contract sale organization; Evoke could face unexpected costs due to additional regulatory requests, litigation or other events; Evoke is entirely dependent on the success of Gimoti, and Evoke cannot be certain that FDA will approve the NDA for Gimoti or that Evoke and NGP will successfully commercialize Gimoti; Evoke may require substantial additional funding, and may be unable to raise capital or obtain funds under the working capital loan or line of credit when needed, including to fund ongoing operations; Evoke may not be able to obtain, maintain and enforce its patents and other intellectual property rights, and the scope of patent protection may not provide the protections Evoke expects; and other risks detailed in Evoke’s prior press releases and in the periodic reports it files with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Evoke undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

(Financial Statements to Follow)

Evoke Pharma, Inc. Balance Sheet

	March 31, 2019	December 31, 2018
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$4,028,550	$5,319,004
Prepaid expenses	219,479	329,218
Other current assets	11,551	—
Total current assets	4,259,580	5,648,222
Operating lease right-of-use asset	103,252	—
Other assets	—	11,551
Total assets	$4,362,832	$5,648,222

Liabilities and stockholders' equity
Current Liabilities:
Accounts payable and accrued expenses	$491,831	$476,202
Accrued compensation	692,304	1,158,251
Operating lease liability	103,252	—
Total current liabilities	1,287,387	1,634,453

Stockholders' equity:
Common stock	1,788	1,743
Additional paid-in capital	83,643,658	82,628,312
Accumulated deficit	(80,570,001)	(78,604,735)
Total stockholders' equity	3,075,445	4,025,320
Total liabilities and stockholders' equity	$4,362,832	$5,659,773

Evoke Pharma, Inc. Statements of Operations

	Three Months Ended March 31,
	2019	2018
Operating expenses:
Research and development	$746,882	$1,385,366
General and administrative	1,223,013	1,032,245
Total operating expenses	1,969,895	2,417,611
Loss from operations	(1,969,895)	(2,417,611)
Other income:
Interest income	4,629	1,433
Gain from change in fair value of warrant liability	—	433,392
Total other income	4,629	434,825
Net loss	$(1,965,266)	$(1,982,786)

Net loss per share of common stock, basic and diluted	$(0.11)	$(0.13)

Weighted-average shares used to compute basic and diluted net loss per share	17,484,318	15,427,037